      							OMB Number		3235-0287
								Expires:		September 30, 1998
								Estimated average burden
								hours per response			0.5
FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person

<<	Gerhard, Lang H.   >>
	(Last) (First) (Middle)
<<	300 Drakes Landing Road, Suite 290, Greenbrae, CA  94904
	(Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol

	<<  Family Golf Centers, Inc. (FGCI) >>

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Statement for Month/Year

<<	5-99  >>

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

<<	____ Director			XXX 10% Owner  >>

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

<<	XX	Form filed by one Reporting Person  >>

	____ Form filed by More than One Reporting Person
												SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 11 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	>>

3.	Transaction Code (Instr. 8)

	Code

<<			______  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	>>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,600,000>>    (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

As general partner of investment limited partnerships, as manager of limited liability company that is a general partner of investment limited partnerships, and as sole shareholder of corporation that is a general partner of investment limited partnerships and an investment adviser for client accounts.(1)


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 3 of 11 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	5-3-99>>

3.	Transaction Code (Instr. 8)

	Code

<<	P		______  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	50,000  			A			7.1688  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	1,000,000  >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)



Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 4 of 11 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	5-4-99  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P		______  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	80,000  			A			7.1875  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	1,000,000  >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)



Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 5 of 11 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	5-4-99  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P		______  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	300  			A			7.1563  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	1,000,000  >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)



Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 6 of 11 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	5-5-99  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P		______  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	20,000  			A			7.4219  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	1,000,000  >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)



Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 7 of 11 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	5-6-99  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P		______  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	2,000  			A			8.3938  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	1,000,000  >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)



Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 8 of 11 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	5-6-99  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P		______  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	70,000  			A			8.2054  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	1,000,000  >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)



Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 9 of 11 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	5-7-99  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P		______  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	27,700  			A			9.7500  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	1,000,000  >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)



Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)								Page 10 of 11 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) ______________________________

2.	Conversion or Exercise Price of Derivative Security  _________________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________________	Amount or Number of Shares ________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
___________________________________________________________________________

FORM 4 (continued)								Page 11 of 11 Pages
Explanation of Responses:

(1) The reporting person has only a pro rata interest in the securities with respect to which indirect beneficial ownership is reported and disclaims beneficial ownership in such securities except to the extent of the reporting person's pecuniary interest.

							 /s/ Lang H. Gerhard		6-10-99
								Lang H. Gerhard




**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)






CSR\2463\041\1048792.01